Exhibit 2.1

PLAN OF CONVERSION
OF
LANDBRIDGE COMPANY LLC, A DELAWARE LIMITED LIABILITY COMPANY,
INTO
LANDBRIDGE CORPORATION, A TEXAS CORPORATION

This PLAN OF CONVERSION (this “Plan”), dated as of October 13, 2026, is hereby adopted by LandBridge Company LLC, a Delaware limited liability company (the “Converting Entity”), in order to set forth the terms, conditions and procedures governing its conversion into, and continued existence as LandBridge Corporation, a Texas corporation (the “Converted Entity”), pursuant to Title 1, Chapter 10, Subchapter C of the Texas Business Organizations Code (the “TBOC”).

WHEREAS, the board of directors of the Converting Entity has approved this Plan and the conversion of the Converting Entity into the Converted Entity (the “Conversion”), has adopted such resolutions as required pursuant to the terms of the Delaware Limited Liability Company Act (the “DLLCA”), and has submitted this Plan and the Conversion for approval by the shareholders of the Converting Entity, and the shareholders of the Converting Entity have validly approved this Plan and the Conversion in accordance with the requirements of the DLLCA and the First Amended and Restated Limited Liability Company Agreement of the Converting Entity, dated as of July 1, 2024 (the “LLC Agreement”).

NOW, THEREFORE, the Converting Entity does hereby adopt this Plan, as set forth below:

1. Plan of Conversion.

a.
The name of the Converting Entity is “LandBridge Company LLC”, a Delaware limited liability company.
b.
The name of the Converted Entity is “LandBridge Corporation”, a Texas corporation.
c.
The Converting Entity is continuing its existence, without lapse or interruption, in the organizational form of a Texas for-profit corporation under the name “LandBridge Corporation”.
d.
The Converted Entity is to be a corporation and its jurisdiction of formation is the State of Texas.
e.
As of the Effective Time, automatically by virtue of the Conversion and without any further action on the part of any person, (i) each Class A Share of the Converting Entity issued and outstanding or held in treasury immediately prior to the Effective Time shall be automatically converted into one share of Class A Common Stock, par value $0.001 per share, of the Converted Entity and (ii) each Class B Share of the Converting Entity issued and outstanding or held in treasury immediately prior to the Effective Time shall be automatically converted into one share of Class B Common Stock, par value $0.001 per share, of the Converted Entity. At and after the Effective Time each of the issued and outstanding Class A Shares and Class B Shares of the Converting Entity shall automatically become a share of Class A Common Stock and Class B Common Stock, respectively, of the Converted Entity, as herein provided in accordance with the customary procedures of the Converting Entity’s transfer agent.
f.
As of the Effective Time, automatically by virtue of the Conversion and without any further action on the part of any person, each employee benefit plan, program, policy, or arrangement, including without limitation any qualified or nonqualified retirement plan, health and welfare benefit plan, deferred compensation arrangement, severance plan, bonus or incentive compensation plan, equity-based compensation plan or agreement, or other similar plan or agreement to which the Converting Entity is a party, or otherwise maintains, sponsors or contributes (collectively, the “Company Benefit Plans”), shall continue to be a plan or agreement of the Converted Entity on the same terms and conditions, shall remain in full force and effect in accordance with its respective terms, and any references to the Converting Entity thereunder shall mean the Converted Entity on and after the Effective Time except as otherwise required by applicable law or as may be amended in accordance with its terms following the Effective Time.
g.
To the extent that any such Company Benefit Plan provides for the issuance, or is otherwise based on the value, of Class A Shares of the Converting Entity, whether in the form of restricted share units or other equity-based awards, or other rights to acquire, or any instrument convertible into or exchangeable for, the Class A Shares of the Converting Entity, whether vested or unvested, as of the Effective Time, automatically by virtue of the Conversion and without any further action on the part of any person, such plan or agreement shall be deemed to provide for the issuance, or otherwise be based on the value, of shares of the Class A Common Stock of the Converted Entity (each, a “Converted Equity Award”), with the same exercise, purchase or conversion price per share, and will, to the extent permitted by law and otherwise reasonably practicable, have the same term, exercisability, vesting schedule, status and all other terms and conditions as in effect immediately prior to the Effective Time, with such adjustments to the number of shares, exercise price (if applicable), vesting schedule, and other terms and conditions as shall be equitably determined by the Board of Directors of the Converted Entity in good faith so as to preserve the intrinsic value, economic benefits, and rights of the holder as of immediately prior to the Effective Time. Each Converted Equity Award shall otherwise be subject to the same terms and conditions (including vesting, forfeiture, and payment provisions) as applied to the corresponding award immediately prior to the Effective Time, and service credited under any Company Benefit Plan prior to the Effective Time shall be fully recognized for all purposes under the corresponding plan or arrangement of the Converted Entity. The Converted Entity shall take all actions necessary or appropriate to effectuate the foregoing, including the adoption or assumption of equity incentive plans, the reservation of a sufficient number of authorized shares for issuance pursuant to Converted Equity Awards, and the filing of any registration statements or other filings required under applicable securities laws.
h.
As of the Effective Time, automatically by virtue of the Conversion and without any further action on the part of any person, each agreement to which the Converting Entity is a party, shall continue to be an agreement of the Converted Entity on the same terms and conditions and any references to the Converting Entity thereunder shall, on and after the Effective Time, mean the Converted Entity.
i.
Immediately after the Effective Time, the directors and officers of the Converting Entity shall continue as the directors and officers of the Converted Entity.

2. Effective Time. The Conversion will be consummated under the TBOC by filing with the Secretary of State of the State of Texas (a) a Certificate of Conversion in the form required by the TBOC (the “Texas Certificate”) and executed in accordance with the relevant provisions of the TBOC and (b) a Certificate of Formation in the form attached hereto as Exhibit A (the “Certificate of Formation”). Simultaneously with the filing of the Texas Certificate, the Converting Entity is authorized and empowered to take any such actions as may be necessary or prudent in connection with the Conversion under Section 18-216 of the DLLCA, including the filing of a Certificate of Conversion with the Secretary of State of the State of Delaware (the “Delaware Certificate”). The

Conversion shall become effective at the time specified in the Texas Certificate and the Delaware Certificate as the effective time of the Conversion (the “Effective Time”).

3. Effects of the Conversion. The Conversion will have the effects set forth in the TBOC and, to the extent necessary, the DLLCA, including without limitation the effects set forth in Section 1(c) of this Plan. The Converted Entity will be responsible for the payment of all of the Converting Entity’s fees and franchise taxes and will be responsible for all of its debts and liabilities.

4. Governance of the Converted Entity. On and after the Effective Time, the affairs of the Converted Entity shall be governed in accordance with the TBOC and the Certificate of Formation and the Bylaws of the Converted Entity in substantially the form attached hereto as Exhibit B.

5. Plan of Reorganization. It is intended that the Conversion qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”) (and any similar provision of state or local law). This Plan of Conversion shall constitute, and is adopted as, a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the U.S. Treasury Regulations promulgated under the Code.

6. Foreign Qualifications of the Converted Entity. For the purpose of authorizing the Converted Entity to do business in any state, territory or dependency of the United States, including, but not limited to, Delaware, or in any foreign country in which it is necessary or expedient for the Converted Entity to transact business, the officers of the Converted Entity are hereby authorized and empowered to appoint and substitute all necessary agents or attorneys for service of process, to designate and to prepare, execute, and file, for and on behalf of the Converted Entity, all necessary certificates, reports, powers of attorney, and other instruments as may be required by the laws of such state, territory, dependency or foreign country to authorize the Converted Entity to transact business therein, and whenever it is expedient for the Converted Entity to cease doing business therein and withdraw therefrom, to revoke any appointment of agent or attorney for service of process, and to file such certificates, reports, revocation of appointment or surrender of authority as may be necessary to terminate the authority of the Converted Entity to do business in any such state, territory, dependency or foreign country, and all actions taken by the officers of the Converted Entity prior to the Effective Time in furtherance of this Section 6 shall be, and each of them hereby is, approved, ratified and confirmed in all respects as the proper acts and deeds of the Converted Entity.

7. Third Party Beneficiaries. This Plan shall not confer any rights or remedies upon any person or entity other than as expressly provided herein. Notwithstanding anything to the contrary in this Plan, no provision of this Plan is intended to, or does, confer any rights or remedies on any current or former employee or other service provider of the Converting Entity (nor any other individual associated therewith) and none of such individuals shall be regarded for any purpose as a third party beneficiary to this Plan.

8. Severability. Whenever possible, each term and provision of this Plan will be interpreted in such manner as to be effective and valid under applicable law, but if any term or provision of this Plan is held to be prohibited by or invalid under applicable law or in any jurisdiction, such term or provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Plan. Upon the determination that any term or provision of this Plan is invalid, illegal or unenforceable, such term or provision shall be deemed amended in such jurisdiction, without further action on the part of any person or entity, to the limited extent necessary to render the same valid, legal or enforceable.

[Signature Page Follows]

IN WITNESS WHEREOF, LandBridge Company LLC, a Delaware limited liability company, has caused this Plan of Conversion to be executed by its duly authorized representative as of the date first stated above.

LandBridge Company LLC

a Delaware limited liability company

By: /s/ Scott L. McNeely_______________

Name: Scott L. McNeely

Title: Executive Vice President, Chief Financial Officer

[Signature Page to Plan of Conversion]

EXHIBIT A
Certificate of Formation

[See attached.]

Exhibit A

EXHIBIT B
Bylaws

[See attached.]

Exhibit B